Exhibit 99.1

Investor Relations and Public Relations Contact:

Cindy Klimstra

(650) 962-4032

cindy_klimstra@conceptus.com

Conceptus® Reports Preliminary Fourth Quarter

and Full Year 2010 Net Sales

MOUNTAIN VIEW, Calif., January 6, 2011 – Conceptus, Inc. (Nasdaq: CPTS), developer of the Essure® procedure, the most effective non-surgical permanent birth control method available, today reported preliminary net sales for the 2010 fourth quarter and full year.

Fourth quarter 2010 net sales are expected to be between $36.3 million and $36.6 million, up approximately 7% to 8% compared with third quarter 2010 net sales of $33.9 million and down approximately 1% to 2% compared with fourth quarter 2009 net sales of $37.0 million. The Company’s previous guidance, issued on October 28, 2010, was for fourth quarter 2010 net sales to be between $39.0 million and $41.0 million.

As a result, full year 2010 net sales are expected to be between $140.4 million and $140.7 million, up approximately 7% compared with full year 2009 net sales of $131.4 million. The Company’s previous guidance was for full year 2010 net sales to be between $143.0 million and $145.0 million, issued on July 8, 2010 and affirmed on October 28, 2010.

“The fourth quarter was more challenging than expected as lower year-over-year OB/GYN office visits did not produce the typical year-end increase in non-urgent care procedures such as Essure,” said Mark Sieczkarek, president and chief executive officer of Conceptus. “However, we are beginning to see positive effects from the increase in our field sales force instituted in July 2010 in terms of physician metrics, with increasing numbers of new physician customers and certifications. In addition, although customer trials of our competitor’s product continued to impact our market share, we are seeing a significant number of accounts returning to Essure following the trialing of the competitor’s less effective product.”

The Company’s fourth quarter and full year 2010 net sales stated above is preliminary and does not present all information necessary for an understanding of the Company’s 2010 financial position and results of operations. Specifically, the Company has not yet completed its year-end internal audit procedures and is not yet able to report net income for these periods. Moreover, the full year 2010 financial results will be audited by the Company’s independent registered public accounting firm. The Company expects to announce fourth quarter and full year 2010 financial results, introduce 2011 financial guidance and hold an investment community conference call in late February.

About the Essure® Procedure

The Essure procedure, FDA approved since 2002, is the first permanent birth control method that can be performed in the comfort of a physician’s office in less than 10 minutes (average hysteroscopic time) without hormones, cutting, burning or the risks associated with general anesthesia or tubal ligation. Soft, flexible inserts are placed in a woman’s fallopian tubes through the cervix without incisions. Over the next three months, the body forms a natural barrier around the micro-inserts to prevent sperm from reaching the egg. The Essure procedure is 99.95% effective based on one year of follow up with zero pregnancies reported in clinical trials, making it the most effective form of permanent birth control on the market. The procedure is covered by most insurance plans, and when it is performed in a doctor’s office the cost to the patient may be as low as a simple co-pay.

Three months after the Essure procedure, a doctor is able to perform an Essure Confirmation Test to confirm that the inserts are properly placed and the fallopian tubes are fully blocked, giving the patient reliance on Essure for permanent birth control. Essure has been proven and trusted by physicians since 2002, with nearly 500,000 women worldwide having undergone the Essure procedure.

About Conceptus, Inc.

Conceptus, Inc. is a leader in the design, development, and marketing of innovative solutions in women’s healthcare. The Company manufactures and markets the Essure procedure. The Essure procedure is available in the United States, Europe, Australia, New Zealand, Canada, Mexico, Central and South America and the Middle East.

Please visit www.essure.com for more information on the Essure procedure. Patients may call the Essure Information Center at 1-877-ESSURE-1 with questions or to find a physician in their area.

Forward Looking Statements

Except for the historical information contained herein, the matters discussed in this press release include forward-looking statements, the accuracy of which is subject to risks and uncertainties. These forward-looking statements include discussions regarding projected net sales for the recently completed fourth quarter and full year 2010 and regarding growth in physician metrics and the effects of competitive trialing. These discussions and other forward-looking statements included herein may differ significantly from actual results. Such differences may be based upon factors such as changes in strategic planning decisions by management, re-allocation of internal resources, changes in the impact of recessionary pressures, decisions by insurance companies, scientific advances by third parties, litigation risks, the effect of regulations promulgated pursuant to the Health Care Reform Act, and the introduction of competitive products, as well as those factors set forth in the Company’s most recent Annual Report on Form 10-K and most recent Quarterly Report on Form 10-Q, and other filings with the Securities and Exchange Commission. These forward-looking statements speak only as to the date on which the statements were made. We undertake no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events, or otherwise.

© 2011 Conceptus, Inc – All rights reserved. Conceptus, Essure and Your Family is Complete. Your Choice is Clear are registered trademarks and service marks of Conceptus, Inc.

CC-2606 05JAN11F

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